Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Time Warner Telecom, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements of Time Warner Telecom, Inc., Time Warner Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner Telecom, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

333-49439    333-91963    333-48084    333-48098

/s/ Ernst & Young LLP

Denver, Colorado

March 14, 2005